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                                                                 EXHIBIT (j)(1)


INDEPENDENT AUDITORS' CONSENT

WM Variable Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 33-57732 of WM Variable Trust (the "Trust") on Form N-1A (the "Registration Statement") of (a) our report dated February 7, 2003 appearing in the Trust's Annual Report for the periods ended December 31, 2002 and (b) our report dated December 11, 2002 appearing in the Annual Report of WM Trust I for the periods ended October 31, 2002, and to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Counsel and Independent Auditors" and "Financial Statements" in the Statement of Additional Information which are part of such Registration Statements.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 30, 2003